Exhibit 10.24

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT by and between Anteris Technologies Global Corp., a Delaware corporation (the “Company”), and Wayne Paterson (“Executive”), is dated as of the 18th day of November, 2024 (this “Agreement”).

WHEREAS, Executive has been serving as the Chief Executive Officer and Managing Director of Anteris Technologies Ltd, an Australian public company registered in Western Australia, Australia (“ATL”), and the Chief Executive Officer of Anteris Technologies Corp. (fka Admedus Corporation) (“ATC”), a Minnesota corporation;

WHEREAS, prior to the date hereof, the Parties mutually agreed to assignment of the Prior Agreement (as defined below) to the Company;

WHEREAS, the Company and Executive currently are parties to an Executive Service Agreement, dated as of December 1, 2019 (the “Prior Agreement”) (a copy of which is attached hereto as Exhibit A), and the Company and Executive desire to amend and restate the Prior Agreement; and

WHEREAS, in connection with the Company’s initial public offering and a series of related transactions, including the reorganization of ATL under schemes of arrangement under Australian law between ATL and its shareholders and optionholders, respectively, pursuant to which, among other things, (a) the Company will (i) receive all of the issued and outstanding shares of ATL and (ii) issue shares of common stock or CHESS Depositary Interests over common stock to the shareholders of ATL, and (b) ATL will cancel all existing options it has on issue in exchange for the Company issuing replacement options to acquire its common stock (such transactions, including the initial public offering, are referred to collectively as the “Reorganization”), the Company and Executive desire to desire to amend and restate the terms of the Prior Agreement, subject to, contingent upon and effective upon the completion of the Reorganization.

NOW, THEREFORE, in consideration of the promises provided for in this Agreement, the Company and Executive hereto agree as follows:

1.            Employment Period. This Agreement shall become effective on the Effective Date (as defined in Section 17 of this Agreement). Except as otherwise provided in Section 3 of this Agreement, the Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, on an at-will basis on the terms and conditions set forth herein for the period commencing on the Effective Date and ending on Executive’s Termination Date (as defined in Section 3(f) of this Agreement) (such period, the “Employment Period”).

2.            Terms of Employment.

(a)            Position and Duties. (i)  During the Employment Period, Executive shall (A) serve as Chief Executive Officer of the Company with such duties and responsibilities as are customarily commensurate with or incident to such position for an entity similar in size to, and in a business similar to that of, the Company, (B) report to the Board of Directors of the Company (the “Board”), and (C) perform Executive’s services at the Company’s primary U.S. office location in Eagan, Minnesota or where it is located from time to time (subject to reasonable domestic and international travel requirements commensurate with Executive’s position). Executive shall also be appointed as a member of the Board.

(ii)            During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote Executive’s full business time and attention to the business and affairs of the Company (including its subsidiaries) and, without the Board’s prior written consent, to not be engaged in any other employment, business, occupation, or sit on any other board for which Executive receives compensation of any kind. For the avoidance of doubt, during the Employment Period, it will not be a violation of this Agreement for Executive to (A) serve on civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (C) manage personal investments, so long as such activities described in clauses (A), (B) and (C) do not significantly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(b)            Compensation. (i) Base Salary. During the Employment Period, Executive shall receive an annual base salary of $725,000 (“Base Salary”), paid in accordance with the normal payroll practices of the Company as may be in effect from time to time, which Base Salary shall be reviewed by the Board for increase at least annually.

(ii)            Short-Term Incentive Plan. Executive shall be eligible, for each fiscal year of the Company during the Employment Period, to receive an annual incentive bonus payable in cash, with a target opportunity of up to 100% of Base Salary (the “Annual Bonus”). For each such fiscal year, the Board (or the Compensation Committee of the Board) will establish the performance metrics and their relative weighting to be used in, and any specific performance goals applicable to, the determination of the Annual Bonus for Executive for such period. There is no guaranteed Annual Bonus under this Agreement, and for each applicable fiscal year, Executive’s Annual Bonus could be as low as zero. Notwithstanding anything in this Agreement to the contrary, each Annual Bonus shall be on the terms and subject to such conditions as are specified for the particular Company plans or programs pursuant to which the Annual Bonus is granted. Subject to Section 4(a)(ii), any Annual Bonus earned with respect to a particular fiscal year will be paid by March 15 of the fiscal year following the fiscal year for which the Annual Bonus was earned, provided that Executive remains employed through such payment date.

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(iii)           Long-Term Incentive Plan. During the Employment Period, subject to approval by the Compensation Committee of the Board, the Board and/or the stockholders of the Company, as legally required (the “Approving Bodies”), Executive shall be eligible to participate in the Company’s long-term incentive compensation plan as may be in effect from time to time for senior executives of the Company generally (the “Equity Incentive Plan”), with such participation occurring in accordance with such approval, the Company’s policies, the applicable award agreement(s) and the Equity Incentive Plan under which such awards will be granted.

(A)  IPO Grants. On the date of execution (by the applicable parties) of the underwriting agreement relating to the Reorganization, Executive shall be eligible to receive long-term incentive compensation awards granted pursuant to the Equity Incentive Plan, in such form and with such terms as determined by the applicable Approving Bodies in their sole discretion, with a total target grant date value of $6,000,000.

(B)  Annual Grants. As long as Executive is eligible to participate in the Equity Incentive Plan, on an annual basis starting with the 2026 calendar year, Executive shall be eligible to receive long-term incentive compensation awards, in such form and with such terms as determined by the applicable Approving Bodies in their sole discretion, with a total target grant date value of $4,000,000. Notwithstanding the prior sentence, subject to approval of the Approving Bodies, Executive shall receive a portion of his long-term incentive compensation in the form of performance-based awards (such as performance-based restricted stock units). With respect to any stock options granted to Executive on or after January 1, 2026, subject to the approval of the Approving Bodies and applicable law, the Company agrees that Executive will have twelve (12) months to exercise any such options following a termination of his employment with the Company due to death or Disability.

(iv)           Employee Benefits. During the Employment Period, Executive shall be eligible to participate in the employee benefit plans, programs, and policies, as may be in effect from time to time, for senior executives of the Company generally. The Company reserves the right to amend, revise, terminate or replace such plans, programs or policies at any time and without notice to participants. Any reduction, alteration or enhancement of such benefit plans and programs shall not be deemed to be a breach of this Agreement by the Company.

(v)            Paid Time Off. During the Employment Period, Executive shall be entitled to take reasonable periods of paid time off (“PTO”), so long as PTO taken does not disrupt the business operations of the Company and is consistent with Executive’s duties and responsibilities, and subject to the limitations of Company’s short term and long term disability benefits. PTO shall include time off for vacation, personal reasons, sick and safe time, and the contractual waiting period prior to receipt of Company’s short term disability benefits, if any. PTO is not a form of additional wages for services and does not accrue, and Executive will not receive compensation for any PTO upon termination of this Agreement.

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(vi)           Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for (A) all reasonable expenses incurred by Executive in accordance with the performance of Executive’s duties under this Agreement and in accordance with the Company’s Global Travel & Entertainment Policy, as may be in effect from time to time (the “Expense Policy”), and (B) reasonable charges for Executive’s mobile telephone primarily used for business reasons; provided that Executive timely substantiates any such expenses in accordance with the Expense Policy and such reimbursements are made in accordance with the terms of Section 11(c) of this Agreement.

3.            Termination of Employment. (a)  Reason for Termination. (i) Death or Disability. Executive’s employment shall terminate automatically if Executive dies during the Employment Period. If the Company determines in good faith that Executive has incurred a Disability (as defined herein) during the Employment Period, it may give Executive written notice (in accordance with Section 14(b) of this Agreement) of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective three (3) months after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within the three (3) months after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. “Disability” means Executive’s inability to perform the essential functions of Executive’s duties, with or without a reasonable accommodation, with the Company on a full-time basis for 90 consecutive business days, or 90 business days during any period of 120 consecutive business days, as a result of mental or physical incapacity that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

(ii)            By the Company. (A) The Company may terminate Executive’s employment during the Employment Period without Cause (as defined below) by giving six (6) months’ written notice to Executive. At the Company’s discretion, Executive may be required to work all or part of such notice period.

(B)            The Company may terminate Executive’s employment during the Employment Period for Cause (as defined below), by giving Executive a written notice that (1) indicates the specific prong in the definition of “Cause” under this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (3) if the Termination Date (as defined herein) is other than the date of receipt of such notice, specifies the Termination Date (which date shall be not more than thirty (30) days after the giving of such notice) (“Notice of Termination”). The failure by the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

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(C)            For purposes of this Agreement, “Cause” will be deemed to exist upon:

(1)            willful breach of any of the terms of this Agreement, provided that failure to cure an identified breach within thirty (30) days of written notice of such breach shall be deemed willful;

(2)            gross or willful disobedience of valid and legal instructions given by the Company or non-compliance with Executive’s duties under this Agreement or with any policy of the Company, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;

(3)            gross or willful misconduct, dishonesty, insubordination or neglect;

(4)            if Executive is bankrupt or suspends payment or compounds with or assigns his estate for the benefit of his creditors;

(5)            Executive’s embezzlement, misappropriation, or fraud, whether or not related to Executive’s employment with the Company;

(6)            if Executive engages in any conduct which in the reasonable opinion of the Company might tend to injure the reputation or the business of the Company; or

(7)            if Executive is convicted of, or enters a plea of guilty or nolo contendere to, a felony or a crime that constitutes a misdemeanor involving moral turpitude, which in the reasonable opinion of the Company might tend to injure the reputation or the business of the Company.

(iii)            By Executive. Executive’s employment may be terminated voluntarily during the Employment Period by Executive without Good Reason or for Good Reason.

(A)            For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the consent of Executive: (1) a material diminution in Base Salary, (2) a material diminution in Executive’s authority, duties, or responsibilities, or (3) any material breach of this Agreement by the Company.

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(B)            Notwithstanding the foregoing, no termination of employment by Executive shall constitute a termination for Good Reason unless (1) Executive gives the Company notice of the existence of an event described in clause (A)(1), (2) or (3) above within sixty (60) days following the occurrence thereof, (2) the Company does not remedy such event described in clause (A)(1), (2) or (3) above, as applicable, within thirty (30) days of receiving the notice described in the preceding clause (1), and (3) Executive terminates employment within thirty (30) days following the end of the cure period specified in clause (2), above.

(b)            Resignation From Positions. Upon any termination of Executive’s employment with the Company, Executive shall be deemed to resign from any position as an officer, director, or fiduciary of any Company-related entity.

(c)            Termination Date. For purposes of this Agreement, “Termination Date” means (i) if Executive’s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination or such later date specified in the Notice of Termination, as the case may be, (ii) if Executive’s employment is terminated by the Company other than for Cause, death or Disability, the six (6) month anniversary of the date on which the Company notifies Executive of such termination, (iii) if Executive resigns without Good Reason, the six (6) month anniversary of the date on which Executive notifies the Company of such termination, (iv) if Executive terminates for Good Reason, the termination date determined in accordance with Section 3(a)(iii)(B), and (v) if Executive’s employment is terminated by reason of death or Disability, the date of Executive’s death or the Disability Effective Date, as the case may be. Notwithstanding the foregoing, in no event shall the Termination Date occur until Executive experiences a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the date on which such separation from service takes place shall be the “Termination Date.” Upon the expiration of the Employment Period and in the event Executive continues employment with the Company, Executive’s employment will be at-will and the terms of this Agreement (other than Section 8 of this Agreement) will have no further effect.

4.            Obligations of the Company upon Termination. (a)  By the Company other than for Cause, Death or Disability or by Executive for Good Reason. If, during the Employment Period, the Company terminates Executive’s employment other than for Cause, death or Disability or Executive terminates his employment with the Company for Good Reason:

(i)            The Company shall pay to Executive, in a lump sum in cash within thirty (30) days after the Termination Date (or earlier, if required by applicable law), the aggregate of the following amounts: the sum of (A) Executive’s most recent Base Salary through the Termination Date to the extent not theretofore paid; and (B) Executive’s business expenses that are reimbursable pursuant to Section 2(b)(vi) of this Agreement but have not been reimbursed by the Company as of the Termination Date (the sum of the amounts described in subclauses (A) and (B), the “Accrued Obligations”);

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(ii)            Subject to Sections 11(b) and 4(d) of this Agreement, (A) the Company shall continue to pay to Executive the Base Salary in effect on the Termination Date for a period of twelve (12) months in accordance with the Company’s normal payroll practices; (B) Executive will be entitled to receive a pro-rata portion of the Annual Bonus for the year in which the Termination Date occurs, with such amount based on (1) the actual achievement of the applicable performance metrics for such Annual Bonus as of the end of the applicable fiscal year and (2) the number of days during such year that Executive was employed by the Company, and payable to Executive at the same time other executives of the Company are paid their annual bonuses for such year (but in no event later than March 15 of such year); and (C)(1) with respect to any equity awards held by Executive that remain outstanding as of Executive’s Termination Date that vest solely based on continuous service with the Company, such awards will be earned on a pro-rata basis as of such Termination Date based on the number of days that Executive was employed during the vesting period through the Termination Date and (2) with respect to any performance-based equity awards held by Executive that remain outstanding as of Executive’s Termination Date, such awards will be earned on a pro-rata basis as of such Termination Date, subject to the achievement of the applicable performance metrics as of the end of the applicable performance period(s);

(iii)           If Executive elects continuation coverage under the Company’s medical plan pursuant to COBRA, the Company shall reimburse Executive for 100% of Executive’s COBRA premium payments based on the premium amounts that the Company and Executive each paid immediately prior to the Termination Date (provided such reimbursement does not result in any taxes or penalties for the Company) until the earlier of (A) Executive’s eligibility for any such coverage under another employer’s or any other medical plan or (B) the date that is twelve (12) months following the termination of Executive’s employment. The Company shall make any such reimbursement within thirty (30) days following receipt of evidence from Executive of Executive’s payment of the COBRA premium; and

(iv)           To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any Other Benefits (as defined in Section 5 of this Agreement) in accordance with the terms of the underlying plans or agreements.

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Any payment under this Section 4(a) that is not made during the period following the termination of Executive’s employment by the Company without Cause or by Executive for Good Reason because Executive has not executed the release described in Section 4(d) shall be paid to Executive in a single lump sum on the first payroll date following the last day of any applicable revocation period after Executive executes the release; provided that Executive executes and does not revoke the release in accordance with the requirements of Section 4(d). Other than as set forth in this Section 4(a), in the event of a termination of Executive’s employment by the Company without Cause (other than due to death or Disability) or a termination by Executive for Good Reason, the Company shall have no further obligation to Executive under this Agreement.

(b)            Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or Disability during the Employment Period, the Company shall provide Executive or, in the event of death, Executive’s estate or beneficiaries, with the Accrued Obligations and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no further obligations under this Agreement. The Accrued Obligations shall be paid to Executive or, in the event of death, Executive’s estate or beneficiaries, in a lump sum in cash within thirty (30) days of the applicable Termination Date.

(c)            By the Company for Cause; Voluntary Termination by Executive. If Executive’s employment is terminated by the Company for Cause during the Employment Period, the Company shall provide Executive with Executive’s Base Salary through the Termination Date, and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no further obligations under this Agreement. If Executive voluntarily terminates employment during the Employment Period, the Company shall provide to Executive the Accrued Obligations and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no further obligations under this Agreement. In such case, all the Accrued Obligations shall be paid to Executive in a lump sum in cash within thirty (30) days of the Termination Date.

(d)            Release. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment under Section 4(a)(ii) or Section 4(a)(iii) of this Agreement unless (i) prior to the 60th day following the Termination Date, Executive executes a release of claims against the Company and its affiliates in a form provided by the Company (the “Release”), and (ii) any applicable revocation period has expired during such 60-day period without Executive revoking such Release.

5.            Non-Exclusivity of Rights. Amounts that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company at or subsequent to the Termination Date (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, Executive shall not be eligible to participate in any other severance plan, program or policy of the Company.

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6.            Set-off; No Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be subject to set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against Executive to the extent such set-off or other action does not violate Section 409A of the Code. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.

7.            Limitations on Payments Under Certain Circumstances. Notwithstanding any provision of any other plan, program, arrangement or agreement to the contrary, in the event that it shall be determined that any payment or benefit to be provided by the Company to Executive pursuant to the terms of this Agreement or any other payments or benefits received or to be received by Executive (a “Payment”) in connection with or as a result of any event which is deemed by the U.S. Internal Revenue Service or any other taxing authority to constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company and subject to the tax (the “Excise Tax”) imposed by Section 4999 (or any successor section) of the Code, the Payments, whether under this Agreement or otherwise, shall be reduced so that the Payment, in the aggregate, is reduced to the greatest amount that could be paid to Executive without giving rise to any Excise Tax; provided that in the event that Executive would be placed in a better after-tax position after receiving all Payments and not having any reduction of Payments as provided hereunder, Executive shall, notwithstanding the provisions of any other plan, program, arrangement or agreement to the contrary, receive all Payments and pay any applicable Excise Tax. All determinations under this Section 7 shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”). Without limiting the generality of the foregoing, any determination by the Accounting Firm under this Section 7 shall take into account the value of any reasonable compensation for services to be rendered by Executive (or for holding oneself out as available to perform services and refraining from performing services (such as under a covenant not to compete)). If the Payments are to be reduced pursuant to this Section 7, the Payments shall be reduced in the following order: (a) Payments which do not constitute “nonqualified deferred compensation” subject to Section 409A of the Code shall be reduced first; and (b) all other Payments shall then be reduced, in each case as follows: (i) cash payments shall be reduced before non-cash payments and (ii) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

8.            Restrictive Covenants.

(a)            Acknowledgements and Agreements. Executive hereby acknowledges and agrees that in the performance of Executive’s duties to the Company during the Employment Period, Executive shall be brought into frequent contact with existing and potential customers of the Company throughout the world. Executive also agrees that trade secrets and confidential information of the Company, more fully described in Section 8(d) gained by Executive during Executive’s association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. Executive further understands and agrees that the foregoing makes it necessary for the protection of the Company’s business that Executive not compete with the Company during Executive’s employment with the Company and not compete with the Company for a reasonable period thereafter, as further provided in the following sections.

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(b)            Survival of Prior Non-Competition Agreement. Executive agrees that the Non-Competition and Non-Solicitation provisions in clause 11 of the “Prior Agreement” remains in full force and effect following the assignment and execution of this Agreement. Executive acknowledges and agrees that his period of “Employment” under the Prior Agreement is continuing, and that the term “Group,” as used in clause 11(g) of the Prior Agreement includes the Company, ATL, and ATC.

(c)            Non-Solicitation. Executive agrees and covenants during his employment and for a period of twenty-four (24) months, to run consecutively, beginning on the last day of Executive’s employment with the Company, not to directly or indirectly (x) solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company, or attempt to do so, or (y) solicit, contact (including but not limited to email, regular mail, express mail, telephone, fax, instant message, or social media), attempt to contact, or meet with the Company’s current or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

(d)            Further Covenants. (i) Executive shall not, directly or indirectly, at any time during or after Executive’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing Executive’s duties of employment, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, including without limitation as to when or how Executive may have acquired such information. The Company’s confidential information includes, without limitation, any and all (x) information, know how, processes and the like concerning the business of the Company; or (y) other information, know how, processes and the like which has been or is to be disclosed to Executive by or on behalf of the Company or which has been or is to be obtained by Executive as a result of a relationship between Executive and the Company, including any modification to or improvement of the Confidential Information which has been or is made by Executive, the Company or a third party; and includes, but is not limited to, (1) any secret or any confidential information, knowledge or data or any books, drawings, blueprints, specifications, documents, copies of formulae, customer lists or secret processes or plant layout or any other documents or papers whatsoever relating to the business of the Company which has in any manner come to Executive’s knowledge during the time of their involvement with the Company; (2) all knowledge of the identity of the Company’s customers and of their orders and requirements; and (3) all information or technology of a kind described above that has been developed or may be developed by or on behalf of the Company or Executive, and any modification to or improvement of any of the forgoing which has been made or is to be made by or on behalf of the Company or Executive or a third party. Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in Executive’s mind or memory and whether compiled by the Company, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Executive during Executive’s employment with the Company (except in the course of performing Executive’s duties and obligations to the Company) or after the termination of Executive’s employment shall constitute a misappropriation of the Company’s trade secrets. Upon termination of Executive’s employment with the Company, for any reason, Executive shall return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in this Section 8(d).

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(ii)            The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(e)            Discoveries and Inventions. Executive shall assign to the Company, its successors, assigns or nominees, all of Executive’s rights to any discoveries, inventions and improvements, whether patentable or not, made, conceived or suggested, either solely or jointly with others, by Executive while in the Company’s employ, whether in the course of Executive’s employment with the use of the Company’s time, material or facilities or that is in any way within or related to the existing or contemplated scope of the Company’s business. Any discovery, invention or improvement relating to any subject matter with which the Company was concerned during Executive’s employment and made, conceived or suggested by Executive, either solely or jointly with others, within one year following termination of Executive’s employment under this Agreement or any successor agreements shall be irrebuttably presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s time, materials or facilities. Upon request by the Company with respect to any such discoveries, inventions or improvements, Executive will execute and deliver to the Company, at any time during or after Executive’s employment, all appropriate documents for use in applying for, obtaining and maintaining such domestic and foreign patents as the Company may desire, and all proper assignments therefor, when so requested, at the expense of the Company, but without further or additional consideration. Notwithstanding anything to the contrary in this Section 8(e) or Section 8(f), pursuant to Minnesota Statutes §181.78, this Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on Executive’s own time, and (i) which does not relate (A) directly to the business of the employer or (B) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Executive for the employer.

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(f)            Work Made For Hire. Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefore, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Executive during Executive’s employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company. The item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) Anteris Technologies Global Corp., All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

(g)            Remedies. The parties acknowledge and agree that any breach by Executive of the terms of this Agreement may cause the Company irreparable harm and injury for which money damages would be inadequate. Accordingly, the Company, in addition to any other remedies available at law or equity, shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction. The parties agree that such injunctive relief may be granted without the necessity of proving actual damages. Nothing in this Agreement shall limit the Company’s remedies under state for federal law or elsewhere.

(h)            Reasonableness. Executive acknowledges that Executive’s obligations under this Section 8 are reasonable in the context of the nature of the Company’s Business and the competitive injuries likely to be sustained by the Company if Executive were to violate such obligations. Executive further acknowledges that this Agreement is made in consideration of, and is adequately supported by, the agreement of the Company to perform its obligations under this Agreement and by other consideration, which Executive acknowledges constitutes good, valuable and sufficient consideration.

(i)            Additional Acknowledgements. Executive acknowledges and agrees that, in the event that Executive becomes subject to any other contractual arrangements with the Company regarding competition with the Company, the restrictive covenants set forth in this Agreement were executed first and shall be deemed supplemented, and in no event diminished or replaced, by such other contractual arrangements.

9.            Successors. (a)  This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of, and be enforceable by, Executive’s legal representatives.

(b)            This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

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10.          Indemnification. The Company shall indemnify Executive to the maximum extent permitted under applicable law for acts taken within the scope of Executive’s employment and Executive’s service as an officer or director of the Company or any of its subsidiaries or affiliates. To the extent that the Company obtains coverage under a director and officer indemnification policy, Executive will be entitled to such coverage on a basis that is no less favorable than the coverage provided to any other officer or director of the Company.

11.          Section 409A of the Code.

(a)            The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b)            Notwithstanding any provision of this Agreement to the contrary, in the event that Executive is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Termination Date) (a “Specified Employee”), any payments or benefits that are considered non-qualified deferred compensation under Section 409A payable under this Agreement on account of a “separation from service” during the six-month period immediately following the Termination Date shall, to the extent necessary to comply with Section 409A, instead be paid, or provided, as the case may be, on the first business day after the date that is six (6) months following Executive’s “separation from service” within the meaning of Section 409A. For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation, subject to Section 409A.

(c)            With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits that are deferred compensation subject to Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

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12.          Compensation Recovery Policy. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that this Agreement and any compensation described herein are subject to the terms and conditions of the Company's clawback policy (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the shares of the Company’s common stock may be traded) (the “Compensation Recovery Policy”), and that applicable sections of this Agreement and any related documents shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof. Further, by entering into the Agreement, Executive (a) consents to be bound by the terms of the Compensation Recovery Policy, as applicable, (b) agrees and acknowledges that Executive is obligated to and will cooperate with, and will provide any and all assistance necessary to, the Company in any effort to recover or recoup any compensation or other amounts subject to clawback or recovery pursuant to the Compensation Recovery Policy and/or applicable laws, rules, regulations, stock exchange listing standards or other Company policy, and (c) agrees that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy. Such cooperation and assistance shall include (but is not limited to) executing, completing and submitting any documentation necessary, or consenting to company action, to facilitate the recovery or recoupment by the Company from Executive of any such compensation or other amounts, including from your accounts or from any other compensation.

13.          Complete Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, including the Prior Agreement (excluding clause 11, as set forth in Section 8 of this Agreement), promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein.

14.          Miscellaneous. (a)  Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. Executive agrees that the state and federal courts located in the State of Minnesota shall have jurisdiction in any action, suit or proceeding against Executive based on or arising out of this Agreement and Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Executive; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)            Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, or nationally-recognized overnight courier service, postage prepaid, addressed as follows:

If to Executive:	At the most recent address
on file at the Company

If to the Company:	860 Blue Gentian Road, Suite 340, Eagan, Minnesota 55121

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or to such other address as either party shall have furnished to the other in writing in accordance herewith (including via electronic mail). Notice and communications shall be effective when actually received by the addressee.

(c)            Enforceability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)            Tax Withholding. The Company, its subsidiaries and affiliates may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes or social security charges as shall be required to be withheld pursuant to any applicable law or regulation. None of the Company, its subsidiaries or affiliates guarantees any tax result with respect to payments or benefits provided hereunder. Executive is responsible for all taxes owed with respect to all such payments and benefits.

(e)            Survivability. Subject to any limits on applicability contained therein, Section 8 of this Agreement shall survive and continue in full force in accordance with its terms notwithstanding any termination or expiration of the Employment Period.

(f)            Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(g)            No Waiver. Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h)            Remedies. With respect to any controversy or claim arising out of or relating to or concerning injunctive relief for Executive’s breach or purported breach of Section 8 of this Agreement, the Company shall have the right, in addition to any other remedies it may have, to seek specific performance and injunctive relief with a court of competent jurisdiction, without the need to post a bond or other security.

15.            Compliance with Non-U.S. Law. The exercise of, or compliance with, any discretion, right, obligation or payment to be made under this Agreement is subject to: (i) compliance with the listing rules of the Australian Securities Exchange (the “ASX Listing Rules”) and all applicable laws in Australia and any other jurisdictions in which the Company operates, including the Corporations Act 2001 (Cth) (the “Corporations Act”) and (ii) approval of the Company’s stockholders, where such approval is required under the ASX Listing Rules or any applicable law in force from time to time.

Notwithstanding any provision of this Agreement to the contrary, the Company is not required to pay or provide, or procure the payment or provision, of any monies or benefits to Executive which do not comply with the provisions of Part 2D.2, Division 2 of the Corporations Act without the need for the Company (or any of its “related bodies corporate” (as defined in the Corporations Act)) to obtain shareholder approval. Any such payments or benefit provided to Executive must be reduced to ensure compliance with this Section and Part 2D.2, Division 2 of the Corporations Act.

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16.            Other Acknowledgements. Nothing in this Agreement (or in any other agreement, contract or arrangement with the Company or its subsidiaries or affiliates, or in any policy, procedure or practice of the Company or its subsidiaries or affiliates) (a) prevents Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations or (b) limits Executive’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, the Dodd-Frank Wall Street Reform and Consumer Protection Act or The Sarbanes-Oxley Act of 2002).

17.            Operation of Agreement. This Agreement will be binding immediately upon its execution, but, notwithstanding any provision of this Agreement to the contrary, this Agreement will not become effective or operative (and neither party will have any obligation hereunder) until the implementation date for the scheme of arrangement between ATL and its members pursuant to which all of the issued shares in ATL will be transferred to the Company (the “Effective Date”).

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IN WITNESS WHEREOF, Executive and the Company have executed this Agreement on the date first above written.

EXECUTIVE

/s/ Wayne Paterson
Wayne Paterson

Anteris Technologies Global Corp.

By	/s/ John Seaberg
Name: John Seaberg
Title: Chair of the Board of Directors

The exhibit to this Agreement listed below has been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of this exhibit will be provided to the Securities and Exchange Commission upon request.

Exhibit A – Prior Agreement